Exhibit 10.1

PARSLEY ENERGY, INC.

January 9, 2018

Bryan Sheffield

303 Colorado Street, Suite 3000

Austin, Texas 78701

Dear Bryan:

This letter sets out the understanding between you and Parsley Energy, Inc. (the “Company) in connection with your transition from the role of Chairman of the Board and Chief Executive Officer (“CEO”) of the Company to Executive Chairman.

On January 9, 2018, the Board of Directors of the Company (the “Board”) approved your transition to the newly created position of Executive Chairman of the Board, to be effective January 1, 2019 (the “Transition Date”), on which date you will no longer serve as CEO. It is currently contemplated by you and the Company that you will serve in the position of Executive Chairman from the Transition Date until December 31, 2019, at which time you will retire as an officer and employee of the Company but continue to serve as Chairman of the Board, a non-employee director position. In connection with this transition, the Compensation Committee of the Board has approved the following compensation arrangements for you, effective as of the Transition Date (subject to the Company’s payroll practices maintained for all officers of the Company):

•	your employment agreement, as amended (the “Employment Agreement”), will remain in effect until such time as you are no longer an employee or officer of the Company;

•	your base compensation, benefits, and the limited perquisites to which you are entitled will remain at the same level as in effect immediately prior to the Transition Date, and you will be eligible to receive an annual cash bonus for the 2019 fiscal year; however, you will not be granted new equity awards while you are serving as Executive Chairman; and

•	upon your retirement as an officer and employee of the Company, your compensation shall transition to that of a nonemployee director, as determined by the Board and Compensation Committee.

You will be an employee and officer of the Company (but not the principal executive officer if a new CEO is appointed) for all purposes throughout the period that you serve as Executive Chairman, including, without limitation, for purposes of any long-term incentive plan awards granted to you prior to your appointment as Executive Chairman. By signing below you agree and acknowledge that the above compensation arrangements, as well as your transition to serving solely as Executive Chairman and subsequently as Chairman of the Board, in and of themselves, do not give rise to a right on your part to terminate your employment with the Company and its subsidiaries for “Good Reason” (as such term is defined in your Employment Agreement).

You further acknowledge that nothing in this letter shall be construed in any way to limit the right of the Company to terminate your employment, with or without cause, or for you to terminate your employment with the Company, with or without reason, nor shall this letter limit your right to resign from the Board at any time or limit the rights of the stockholders of the Company.

If you agree that the foregoing properly sets forth our understanding, please sign both copies of this letter and return one executed copy to me, keeping the other for your records.

Executed as of the date first set forth above.

PARSLEY ENERGY, INC.

/s/ Colin W. Roberts
Colin W. Roberts
Executive Vice President—General Counsel

AGREED AND ACCEPTED:

/s/ Bryan Sheffield
Bryan Sheffield
Chairman of the Board and Chief Executive Officer
Parsley Energy, Inc.

2